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[Letterhead]


Consent of Independent Auditors

We consent the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of U.S. Office Products Company for the registration of 10,000,000 Shares of Common Stock and to the incorporation by reference therein of our report dated July 28, 1995 with respect to the consolidated financial statements of Wang New Zealand Limited as of June 30, 1995 and for the year then ended, included in U.S. Office Product's (Form 8-K) dated July 16, 1996 filled with the Securities and Exchange Commission.

Ernst & Young

Auckland, New Zealand
7 January 1997